Exhibit (D)(5)

CONFIDENTIAL

August 27, 2024

Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor

Miami, FL 33137-3212

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of August 21, 2024, by and among Vector Group Ltd. (“you” or “your”), JTI (US) Holding Inc. (“Parent”) and Vapor Merger Sub Inc. (the “Merger Agreement”). Pursuant to the Transactions (as defined in the Merger Agreement), Parent and its affiliates, including JT International Holding B.V. (the “Company” or “us”) may furnish or otherwise make available such information to you as it so determines in consideration of the covenants set forth in this letter agreement (this “Agreement”).

1.             Confidentiality.

(a)           You agree to keep confidential and to use only for the purposes of (x) consummating the Transactions and (y) reasonable integration planning (the “Permitted Uses”) all information that the Company or any of its Representatives (as hereinafter defined) furnishes or otherwise makes available to you or your Representatives, including any technical, scientific or other proprietary information of the Company with which you or your Representatives may come into contact in the course of your investigation, on or after August 21, 2024, and whether oral, written or electronic, together with any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies or any other written or electronic materials prepared by or for you or your Representatives that contain, reflect or are based upon or generated from such information (collectively, the “Evaluation Material”); provided, however, that you may disclose Evaluation Material (i) to those of your affiliates and your and such affiliates’ respective officers, directors, employees and counsel (such persons in their capacity as such being generally referred to herein as “Representatives”), in each case, who need to know such information for the purpose of assisting you with a Permitted Use so long as you cause your Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof (it being understood that you will be responsible for any breach of the terms of this Agreement by any of your Representatives), (ii) to the extent that the Company so consents in writing and (iii) as provided in Section 1(b). Notwithstanding the foregoing, the term “Evaluation Material” does not include information that (A) is or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such other source is not known by you after reasonable inquiry to be bound by a confidentiality obligation to the Company or is otherwise prohibited from disclosing the information to you, (B) is or becomes generally available to the public (other than as a result of a breach by you or your Representatives of this Agreement) or (C) is independently developed by you without use of any Evaluation Material. Nothing herein, and no disclosure pursuant hereto, is intended to vest in you any intellectual property rights whatsoever.

(b)           In the event that you or any of your Representatives are required to disclose any Evaluation Material under applicable law, rule or regulation, or in connection with a judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process) (collectively, “Applicable Law and Legal Process”), you will provide the Company with prompt and, to the extent legally permissible, prior notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Evaluation Material you intend to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above or to otherwise limit such disclosure. If and to the extent, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), you or your Representatives are legally required as advised by counsel in writing to disclose Evaluation Material, you will limit such disclosure to that which is legally required and will use reasonable efforts to obtain assurances that confidential treatment will be accorded to any Evaluation Material that you are so required to disclose, and thereafter you may disclose such information without liability hereunder.

(c)           Upon the request of the Company, you will (and you will cause your Representatives to) promptly, at your election, deliver to the Company or destroy all copies of the Evaluation Material without retaining any copy thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer, server, data storage network, software, word processor or other device containing such information. If requested by the Company, an appropriate officer of yours will certify to the Company that all such material has been so delivered or destroyed. Notwithstanding the foregoing, (i) your legal department and/or outside counsel may each keep one copy of the Evaluation Material (in electronic or paper form) and (ii) you and your Representatives may retain Evaluation Material to the extent it is “backed-up” on your or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user and cannot be expunged by using commercially reasonable efforts. Any and all duties and obligations existing under this Agreement shall remain in full force and effect, notwithstanding the delivery or destruction of the Evaluation Material required by this Section

2.             Non-Solicitation and No-Hire of Employees. In the event that the Merger Agreement is validly terminated in accordance with its terms, for a period of 18 months from the date hereof, you agree that you and your affiliates will not, directly or indirectly, hire or solicit any executive officer of the Company or other executive or managerial employee of the Company with whom you or your Representatives had contact in connection with the Transactions, other than (i) a person who has not been an employee of the Company for at least 120 days and whom neither you nor any of your affiliates or other Representatives, directly or indirectly, solicited following the date hereof, (ii) an employee of the Company other than an executive or managerial employee who approaches you or your affiliates and whom neither you nor any of your affiliates or other Representatives has previously contacted following the date hereof or (iii) a person who was terminated by the Company prior to any solicitation; provided that nothing in this Section 2 shall apply to any employee who responds to general solicitations of employment not specifically directed toward employees of the Company, which general solicitations are expressly permitted.

3.             No Representations or Warranties. You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you, your affiliates or your other Representatives may rely, as to the accuracy or completeness of the Evaluation Material for your, your affiliates’ or your other Representatives’ purposes and that only those representations and warranties made by us in writing in the Merger Agreement have any legal effect. You agree that other than as may be set forth in the Merger Agreement neither the Company nor its affiliates or Representatives shall have any liability whatsoever to you or any of your affiliates or other Representatives, including in contract, tort or under federal or state securities laws, arising out of, relating to, or resulting from, the use of the Evaluation Material or any errors therein or omissions therefrom.

4.             Equitable Relief. The Company, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. You agree that you will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law and that, if the injunctive relief is obtained, you will pay any fees that the Company may incur in enforcing this Agreement. You also agree that you will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief. You acknowledge that the Evaluation Material is valuable and unique and that any disclosure thereof in breach of this Agreement will result in irreparable injury to the Company.

5.             Compliance with Law. You hereby confirm that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

6.           Miscellaneous

(a)            Except as set forth in Section 2 with respect to the obligations set forth therein, each party’s obligations under this Agreement expire upon the earlier of (i) two years after the date of this Agreement and (ii) the Effective Time (as defined in the Merger Agreement). The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, company, group, partnership, joint venture, limited liability company, trust, governmental entity or individual. The term “affiliate” as used in this Agreement shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided that, with respect to you, the term “affiliate” when used in Section 1 shall be deemed to include only (A) your controlled affiliates, (B) Japan Tobacco Inc. and (C) any controlled affiliate of Japan Tobacco Inc. that is, directly or indirectly, in control of you. The term “including” and any variation thereof shall be deemed to be followed by the words “without limitation” except where the meaning clearly indicates otherwise.

(b)            It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(c)            It is understood and agreed that if any provision contained in this Agreement or the application thereof to you, the Company, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any Applicable Law and Legal Process as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby nor shall such determination impair in any way the validity, legality, enforceability or application of such provision in any other jurisdiction. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid or unenforceable provision and this Agreement.

(d)           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

(i)            Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9(f).

(ii)            EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(iii)          Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(f)           Any notice hereunder shall be made in writing by overnight courier, personal delivery or email (if telephonically confirmed), in each case to:

If to the Company:

JT International Holding B.V.
Bella Donna 4
1181 RM Amstelveen
The Netherlands
Attention: Corporate Secretary
Telephone: +31 20 721 36 86
Email: andrew.bingham@jti.com

If to you:

Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor
Miami, FL 33137-3212
Attention: Marc Bell, Senior Vice President
& General Counsel
Telephone: +1 (305) 579-8018
Email: mbell@vectorgroupltd.com

(g)           This Agreement, the Merger Agreement and the Confidentiality Agreement (as defined in the Merger Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof.

(h)           To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any of the Evaluation Material (including any such Evaluation Material related to pending or threatened litigation) to you or your Representatives.

(i)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by you without the prior written consent of the Company shall be void.

(j)           This Agreement may only be amended by a separate writing signed by the Company and you expressly so amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.

(k)           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[The next page is the signature page]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

JT International Holding B.V.

By:	/s/ Christopher Hill
	Name:	Christopher Hill
	Title:	Authorized Signatory

JT International Holding B.V.

By:	/s/ Ana-Marina Schifferli
	Name:	Ana-Marina Schifferli
	Title:	Authorized Signatory

CONFIRMED AND AGREED

Vector Group Ltd.

By:	/s/ Marc Bell
	Name:	Marc N. Bell
	Title:	Senior Vice President and General Counsel

[Signature page to Confidentiality Agreement]